Exhibit 10.5

As approved by the Board of Directors December 14, 2017

INDEPENDENT BANK CORP. AND ROCKLAND TRUST COMPANY
AMENDED AND RESTATED
NONQUALIFIED DEFERRED COMPENSATION PLAN

This Independent Bank Corp. and Rockland Trust Company Non-Qualified Deferred Compensation Plan (the “Plan”) was initially effective as of January 1, 2014 and is amended and restated on January 1, 2018. This Plan is intended to comply with Internal Revenue Code Section 409A and any regulatory or other guidance issued under that Section. Capitalized items used in this Plan have the meanings set forth below in Article VIII, Definitions.

ARTICLE I - ELIGIBILITY AND VESTING

1.1
Eligibility. The Plan is available to a select group of management or highly compensated employees of the Company and/or the Bank, within the meaning of ERISA and as determined by the Administrator. Selection as a Participant for one calendar year does not guarantee selection as a Participant in the future.

1.2
Annual Enrollment. Each Participant who is eligible to participate in the Plan for any calendar year shall enroll by executing a Participation Agreement and completing all other forms as the Administrator may request. Participation in the Plan shall commence as of the date specified in the Participation Agreement.

1.3
Vesting; Clawback. The Participant’s Account shall be fully vested at all times. Amounts deferred under this Plan from incentive compensation, however, may be subject to the Claw Back Policy if a Participant is subject to the Claw Back Policy. If the Claw Back Policy is triggered and applicable to a Participant the Company and/or the Bank may recover from the Account any amounts due from the Participant pursuant to the Claw Back Policy. Any Base Salary deferrals are not subject to clawback.

ARTICLE II - DEFERRALS; EARNINGS

2.1	Deferral Elections. Participants may elect to defer receipt of all or any portion of their Base Salary or Incentive Compensation, subject to the deferral election timing rules set forth below.

(a)    Base Salary Deferral Elections.

(1)    General Rule. Before the beginning of a Plan Year, any Participant who wishes to defer receipt of any amount of Base Salary must elect the amount of Base Salary to be deferred under the Plan for the upcoming Plan Year by completing a Participation Agreement. A Base Salary deferral election shall expire at the end of that calendar year (i.e., Base Salary deferral elections are not “evergreen”) and a new election must be made for each new calendar year. Deferral elections cannot be revoked or changed for a calendar year once the year has begun.

(2)    Special Rule for Initial Eligibility to Participate in the Plan. Within the first 30 days after a Participant is first eligible to participate in the Plan, the Participant may elect to defer Base Salary that has not yet been earned in the current Plan Year by completing the Participation

Agreement provided by the Plan Administrator. The Base Salary deferral election shall expire at the end of that calendar year (i.e., Base Salary deferral elections are not “evergreen”) and a new election must be made for each new calendar year. Deferral elections cannot be revoked or changed for a calendar year once the year has begun.

(b)    Incentive Compensation Deferral Elections.

(1)    A Participant may elect to defer Incentive Compensation on or before the date that is six months before the end of the performance period for the Incentive Compensation, provided that (i) the performance period is at least 12 months long; (ii) the Participant performs services continuously from the later of (X) the beginning of the performance period or (Y) the date the performance criteria are established, through the date the deferral election is made; and (iii) the election to defer performance-based compensation is not made after such compensation has become “readily ascertainable” within the meaning of Treasury Regulation Section 1.409A-2(a)(8). The Incentive Compensation deferral election shall expire at the end of that calendar year (i.e., Incentive Compensation deferral elections are not “evergreen” and a new election must be made for each new calendar year). Deferral elections for performance-based compensation cannot be revoked or changed for a calendar year after the date that is six months before the end of the performance period.

(2)    Special Rule for Initial Eligibility to Participate in the Plan. Within the first 30 days after a Participant is first eligible to participate in the Plan, or if later, up to the date that is six months before the end of the performance period, the Participant may elect to defer Incentive Compensation that has not yet been earned in the current calendar year. The Incentive Compensation deferral election shall expire at the end of that calendar year (i.e., Incentive Compensation deferral elections are not “evergreen”) and a new election must be made for each new calendar year. Deferral elections cannot be revoked or changed for a calendar year once the year has begun.

(3)    Examples. The following examples illustrate how deferral rules are applied. Both examples assume that Incentive Compensation was earned for the calendar year, that the performance targets for the Incentive Compensation were set on March 1, and that no amount of the Incentive Compensation is readily ascertainable at the time the deferral election is being made by the Participant.

Example 1: A Participant is hired before March 1 (i.e., the date performance targets are set). He can make an election to defer his entire Incentive Compensation on or before June 30 (i.e., the date that is six months before the end of the performance period). He is able to use the six-month exception because he will be performing services continuously from the later of (a) the beginning of the performance period (i.e., January 1) or (b) the date the performance criteria are established (i.e., March 1), through the date the election is made (i.e., June 30).

Example 2: A Participant is hired after March 1 (i.e. the date the performance targets are set). She cannot wait until June 30 (i.e., the date that is six months before the end of the performance period) and use the six-month exception to make an election to defer the Incentive Compensation because she will not be performing services continuously from the later of (a) the beginning of the performance period (i.e., January 1) or (b) the date the performance criteria are established (i.e., March 1) through the date the election would be made. Accordingly, she can elect to defer her Incentive Compensation only if the election is made within 30 days after the date of hire (using the initial eligibility rule) and, the election can relate only to the portion of her

Incentive Compensation that relates to the post-election period.

2.2	Account Credits.

(a)
Crediting of Contributions. The Administrator shall credit each Participant’s Account under this Plan with an amount equal to the Participant’s Base Salary Percentage and/or Incentive Compensation Percentage, as specified on such Participant’s Participation Agreement, at the time that such amount would otherwise have been payable to the Participant. The Administrator will establish separate accounts for Base Salary deferrals and Incentive Compensation deferrals for any Participant who is subject to the Claw Back Policy.

(b)
Investments. Participants shall have the right to direct the investment of their Accounts by choosing from among the investment alternatives made available by the Administrator. The Administrator shall credit each Participant’s Account with earnings or losses as reported to the Administrator by the trustee of the rabbi trust (if any) or as reported from an investment source. If the Participant does not provide timely or proper investment directions, the Administrator shall select a default investment in the sole discretion of the Administrator.

(1)
Investment of Base Salary Deferrals. Participants may not direct the investment of Base Salary deferrals under this Plan in any investment alternative which provides for actual or deemed investment in whole or in part in Company common stock.

(2)
Incentive Compensation Deferrals. Notwithstanding anything in the Plan to the contrary, if a Participant’s Incentive Compensation is awarded in Company Stock, that portion of the Participant’s Account shall remain invested in Company Stock and shall be distributed in Company Stock (even if the Plan or Participation Agreement otherwise states that distributions will be made in cash). If a Participant’s Incentive Compensation is awarded in Company Stock, any cash dividends paid on the Company Stock during the deferral period will be invested as per the direction of the Participant in the investment alternatives made available by the Administrator from time to time.

ARTICLE III - BENEFIT PAYMENTS

3.1	Benefit Payment Dates.

(a)
Initial Selection of Benefit Payment Dates. The Participant shall specify his Benefit Payment Date(s) on his Participation Agreement with respect to amounts deferred for a calendar year. Benefits will be paid in cash, less applicable withholdings, no later than 60 days after each of the specified Benefit Payment Dates, unless the Participant elects annual installments on the Participation Agreement (and to the extent any portion of the Participant’s Account is invested in Company Stock, it shall be paid in Company Stock).

(b)	Delaying Benefit Payment Dates. A Participant may delay the timing of any Benefit Payment Date, provided that such change:

(i)    must take effect not less than twelve (12) months after the date on which the change is made;

(ii)    except for payments upon the Participant’s death, or Disability, the first of a stream of payments for which the subsequent election is made shall be deferred for a period of not less than five (5) years from the date on which such payment would otherwise have been made; and;

(iii)    for payments scheduled to be made on a specified date or to commence under a fixed schedule, the subsequent election must be made at least 12 months before the date of the first scheduled payment; and

(iv)    may not accelerate the time or schedule of any distribution.

3.2
Separation from Service. With respect to amounts initially deferred under this Plan, if the Participant has a Separation from Service before the Participant’s next scheduled Benefit Payment Date, other than due to death or Disability, the Participant shall be paid the Participant’s Account, which shall continue to be credited with earnings until paid to the Participant. Such amount shall be paid in a cash lump sum no later than 60 days after the Participant’s Separation from Service date, unless the Participant timely and properly elected annual installments on his Participation Agreement (but may be delayed until 6 months after Separation from Service if the Participant is a Specified Employee) (and to the extent any portion of the Participant’s Account is invested in Company Stock, it shall be paid in Company Stock, together with any cash dividends paid on the Company Stock during the deferral period).

Notwithstanding the foregoing, if a Participant is a Specified Employee and payment of his or her Account is triggered due to Separation from Service (other than due to Disability or death), then solely to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made during the first six (6) months following the Participant’s Separation from Service. Rather, any payment which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent payments of the Participant’s Account shall be paid in the manner specified in the Plan.

3.3
Death Benefit. If a Participant dies while employed at the Company or the Bank, the Participant’s Beneficiary shall be entitled to payment of the Participant’s Account, which shall be paid as a cash lump sum, less applicable withholdings, no later than 60 days after the Participant’s date of death, unless the Participant elects annual installments on the Participation Agreement (and to the extent any portion of the Participant’s Account is invested in Company Stock, it shall be paid in Company Stock, together with any cash dividends paid on the Company stock during the deferral period ). If a Participant dies following Separation from Service but prior to the receiving all payments under the Plan, the Participant’s Beneficiary shall be paid all remaining payments as a lump sum, less applicable withholdings, no later than 60 days after the Participant’s date of death.

3.4
Disability Benefit. If an Participant becomes Disabled while employed at the Company or the Bank, the Participant shall be entitled to receive payment of his entire Account, calculated at time of the Disability determination and paid in a lump sum, less applicable withholdings, within 60 days after the date of the Disability determination, unless the Participant elects annual installments on his Participation Agreement.

3.5
Code Section 409A. The Plan shall be interpreted to comply with or be exempt from Code Section 409A, and all provisions of the Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. With respect to amounts deferred prior to January 1, 2018, each installment payment that is payable pursuant to this Plan is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(ii). With respect to installment payments from the Plan attributable to amounts deferred on or after January 1, 2018, such payments will be treated as a “single payment” for purposes of the rules on subsequent deferral elections made in accordance with this Plan.

ARTICLE IV - ADMINISTRATION

4.1
Administrator’s Duties. This Plan shall be administered by the Administrator. The Administrator shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise.

4.2
Agents. The Administrator may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company or the Bank.

4.3
Binding Effect of Decisions. The decision or action of the Administrator in respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules of regulations under this Plan shall be final, conclusive, and binding upon all persons having any interest in the Plan.

4.4
Indemnification. The Bank and the Company shall indemnify and hold harmless all individuals acting as the Administrator against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE VI - CLAIMS PROCEDURE

5.1
Claim. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Administrator, which shall respond in writing within 30 days.

5.2	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

(a)    The reasons for denial, with specific reference to the Plan provisions on which the denial is based.
(b)    A description of any additional material or information required and an explanation of why it is necessary.
(c)    An explanation of the Plan’s claim review procedure.

5.3
Review of Claim. Any person whose claim or request is denied, or who has not received a response within 30 days, may request review by notice given in writing to the Administrator. The claim or request shall be reviewed by the Administrator who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

5.4	Final Decision. The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions.

5.5
Arbitration. If a claimant continues to dispute the benefit denial based upon completed performance of this Plan and the Participation Agreement or the meaning and effect of the terms and conditions of them, then the claimant may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

ARTICLE VI - AMENDMENT AND TERMINATION OF PLAN

6.1
Amendment. Notwithstanding anything contained in this Plan to the contrary, the Board reserves the exclusive right to freeze or to amend this Plan at any time, provided that no amendment to the Plan shall decrease or restrict any amount accrued prior to the amendment date.

6.2
Complete Termination. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to each Participant his or her entire Account as of the date of termination of the Plan. A complete termination of the Plan shall occur only under the following circumstances and conditions:

(a)    The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of: (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.
(b)    The Board may terminate the Plan by irrevocable action within the 30 days preceding, or 12 months following, a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Company and the Bank are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the irrevocable termination of the arrangements.
(c)    The Board may terminate the Plan provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company or the Bank; (ii) all arrangements sponsored by the Company or the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participants covered by this Plan were also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Company and the Bank do not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participants participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE VII - MISCELLANEOUS

7.1
Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees, within the meaning of ERISA. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who participate in the Plan. Participants are select officers who, by virtue of their position with the Bank, are uniquely informed as to the Bank’s operations and have the ability to materially affect the Bank’s profitability and operations.

At no time shall any Participant be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Company or the Bank. The rights of the Participants, any Beneficiary, or any other person claiming through the Participant under this Plan, shall be solely those of an unsecured general creditor of the Company and the Bank. The Participants, the Beneficiary, or any other person claiming through the Participant, shall only have the right to receive from the Company or the Bank those payments so specified under this Plan. Neither the Participants nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any benefits payable, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participants or their Beneficiaries, nor be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

7.2
Unsecured Creditor. The Participant’s interest in his or her Account is limited to the right to receive payments under the Plan, and the Participant’s position is that of a general unsecured creditor of the Company and the Bank. Notwithstanding the foregoing, the Administrator, in its discretion, may elect to establish a fund containing assets equal to the amounts credited to the Participant’s Account, and may elect in its discretion to designate a trustee and/or custodian to hold the fund in trust, provided, however that the fund shall remain a general asset of the Company or the Bank, subject to the rights of creditors of the Company and the Bank.

7.3
Trust Fund. The Company or the Bank shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company or the Bank may establish one or more rabbi trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such rabbi trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s or the Bank’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company or the Bank shall have no further obligation with respect to them, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company or the Bank.

7.4
Payment to Participant, Legal Representative or Beneficiary. Any payment to any Participant or the legal representative, Beneficiary, or to any guardian or committee appointed for the Participant or Beneficiary shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Company or the Bank, which may require the Participant, legal representative, Beneficiary, guardian or committee, as a condition precedent to such payment, to execute a receipt and release in a form as shall be determined by the Company or the Bank.

7.5
Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, hypothecate or convey in advance of actual receipt any amounts, payable which are, and all rights to which are, expressly declared to be un-assignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by an Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

7.6
Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been included.

7.7
Notice. Any notice or filing required or permitted to be given to the Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Administrator. Such notice shall be deemed given as of the date of receipt.

7.8
Successors. The provisions of this Plan shall bind and inure to the benefit of the Company, the Bank, and their successors and assigns. The term “successors” as used shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company or the Bank, and successors of any such corporation or other business entity.

7.9
Payment of Employment and Code Section 409A Taxes. Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution. This Plan shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

7.10
Acceleration of Payments. Except as specifically permitted by this Plan, no acceleration of the time or schedule of any payment may be made. Notwithstanding the foregoing, payments may be accelerated by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Department of the Treasury. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) to apply certain offsets in satisfaction of a debt of the Participant to the Bank; (vi) in satisfaction of certain bona fide disputes between the Participant and the Bank; or (vii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

7.11
Required Provisions. Any payments made to the Participant pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359 Golden Parachute and Indemnification Payments or any other rules and regulations promulgated under them.

7.12	Governing Law. The Plan is established under, and will be construed according to, the laws of the Commonwealth of Massachusetts, to the extent such laws are not preempted by federal law.

ARTICLE VIII - DEFINITIONS

The following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

8.1	“Account” means the amount credited to a Participant, including any gains or losses thereon.

8.2	“Administrator” means the Compensation Committee of the Board.

8.3	“Bank” means Rockland Trust Company.

8.4	“Base Salary” means the base salary which a Participant is paid by the Company and/or the Bank.

8.5
“Base Salary Deferral Percentage” means a fixed percentage of a Participant’s Base Salary that a Participant elects to have contributed to the Participant’s Account for a particular Plan Year. The Base Salary Deferral Percentage shall be set forth in the Participant’s Participation Agreement under this Plan.

8.6
“Beneficiary” means the person or persons (and their heirs) designated as Beneficiary by the Participant to whom the deceased Participant’s benefits are payable. Such beneficiary designation shall be made on a form filed with the Plan Administrator. If no Beneficiary is so designated, then the Participant’s estate will be deemed the Beneficiary. The Participant shall make an initial designation of primary and secondary Beneficiaries upon execution of his or her Participation Agreement and shall have the right to change such designation, at any subsequent time, by submitting a form to the Administrator. Any Beneficiary designation made subsequent to execution of the Participation Agreement shall become effective only when receipt is acknowledged in writing by the Administrator.

8.7	“Benefit Payment Date” means each of the dates set forth in a Participant’s Participation Agreement

8.8	“Board” means the Board of Directors of the Company.

8.9
“Change in Control” means a change in ownership of the Company under paragraph (a) below, or a change in effective control of the Company under paragraph (b) below, or a change in the ownership of a substantial portion of the assets of the Company under paragraph (c) below:

(a)    Change in ownership of the Company. A change in ownership of the Company shall occur on the date that any one person or more than one person acting as a group acquires ownership of stock of the Company that, together with any stock already held, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; or

(b)    Change in the effective control of the Company. A change in the effective control of the Company shall occur on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or (ii) a majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(c)    Change in the ownership of a substantial portion of the Company’s assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5), except to the extent modified herein.

8.10	“Claw Back Policy” means the Company’s Incentive Compensation Recovery Policy and/or any revisions to it that the Company may subsequently adopt.

8.11	“Code” means the Internal Revenue Code of 1986, as amended.

8.12	“Company” means Independent Bank Corp.

8.13	“Company Stock” means Independent Bank Corp. common stock.

8.14
“Disability” means the first to occur of the following, where the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the disability insurance, if any, covering employees of the Company, or (iii) determined to be totally disabled by the Social Security Administration.

8.15	“ERISA” means the Employer Retirement Income Security Act of 1974, as amended.

8.16	“Incentive Compensation” means the Participant’s annual incentive compensation earned under a cash inventive plan which the Company or the Bank has adopted.

8.17
“Incentive Compensation Percentage” means a fixed percentage of an Participant’s Incentive Compensation that will be contributed to the Participant’s Account for a particular calendar year. The Incentive Compensation Percentage shall be set forth in the Participant’s Participation Agreement and shall apply only to that portion of the Participant’s Incentive Compensation that has not become readily ascertainable at the time of the Participant’s deferral election.

8.18	“Participant” means any officer who has been selected to participate in this Plan and has executed a Participation Agreement.

8.19	“Participation Agreement” means the agreement between Participant and the Company or the Bank which sets forth the particulars of Participant’s benefits under the Plan.

8.20	“Plan” means this Independent Bank Corp. and Rockland Trust Company Amended and Restated Nonqualified Deferred Compensation Plan

8.21
“Separation from Service” means Participant’s death, retirement or other termination of employment with the Company or the Bank within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as Participant’s right to reemployment is provided by law or contract. If the leave exceeds six months and Participant’s right to reemployment is not provided by law or by contract, then Participant shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which Participant performed services for the Company or the Bank). The determination of whether an Participant has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

8.22
“Specified Employee” means a “Key Employee” as such term is defined in Code Section 416(i) without regard to paragraph 5 thereof. Notwithstanding anything to the contrary herein, in the event a Participant is a Specified Employee and becomes entitled to a payment hereunder due to Separation from Service for any reason (other than death or Disability), the payments to the Participant shall not commence until the first day of the seventh month following such Separation from Service. Whether and the extent to which a person is a Specified Employee shall be determined on the “Specified Employee Determination Date” which shall be December 31 of each calendar year and shall be applicable commencing on the following April 1, in accordance with the rules set forth in the Treasury Regulations under Code Section 409A.

INDEPENDENT BANK CORP

By: /s/Edward H. Seksay
Edward H. Seksay, General Counsel

ROCKLAND TRUST COMPANY

By: /s/Maria Harris
Maria Harris, Director of Human Resources